Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 333-97063, 333-06419, 333-41321, 333-67841, 333-85105, 333-107738, 333-127163, and 333-143820) on Form S-8 and Registration Statements (Nos. 333-38105, 333-46395, 333-104277, and 333-142523) on Form S-3 of Epicor Software Corporation of our report dated April 22, 2008 with respect to the consolidated balance sheets of NSB Retail Systems Plc as of December 31, 2007 and 2006 and the related consolidated statements of income, recognized income and expense and cash flows for each of the years in the three year period ended December 31, 2007, which report appears in this Current Report on Form 8-K/A of Epicor Software Corporation.

/s/ KPMG Audit Plc

London, England

April 22, 2008